EXHIBIT 99.1

AMERICAN LEARNING CORPORATION

REPORTS SECOND QUARTER RESULTS

JERICHO, NY, November 12, 2012: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced revenues of $311,659 and $1,416,902 and net losses of $384,701 ($.08 net loss per share) and $503,258 ($.10 net loss per share) for the three and six months ended September 30, 2012, respectively. By comparison, the Company reported revenues of $465,754 and $1,345,651 and net losses of $379,187 ($.08 net loss per share) and $521,730 ($.11 net loss per share) for the three and six months ended September 30, 2011, respectively.

During the three months ended September 30, 2012 revenues decreased approximately 33.1% from the comparable period in the prior fiscal year as a result of decreases in revenue from preschool programs and school staffing services. Revenues for the six months ended September 30, 2012 increased 5.3% over the six months ended September 30, 2011.

	Three Months Ended		Six Months Ended
	09/30/12	09/30/11	09/30/12	09/30/11
	(Unaudited)		(Unaudited)
Revenues	$311,659	$465,754	$1,416,902	$1,345,651

Operating loss from continuing operations	(387,627)	(383,782)	(510,337)	(562,545)

Net loss	$(384,701)	$(379,187)	$(503,258)	$(521,730)

Net earnings (loss) per share:
From continuing operations - basic and diluted	$(0.08)	$(0.08)	$(0.10)	$(0.11)
From discontinued operations - basic and diluted	$0.00	$0.00	$0.00	$0.01

Weighted average shares – basic and diluted	4,919,615	4,919,615	4,919,615	4,864,710

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.